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                                                             EXHIBIT 5.1

                                                   David A. Lipkin, Esq.
                                                   Direct: (650) 843-5223
                                                   Email: lipkinda@cooley.com

June 13, 2001

LSI Logic Corporation
1551 McCarthy Boulevard
Milpitas, CA 95035

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by LSI Logic Corporation, a Delaware corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 10,616,640 shares (the "Shares") of the Company's common stock, par value $0.01 per share ("Common Stock"), that may become issuable by the Company as a result of its assumption of options issued under the C-Cube Microsystems Inc. 2000 Stock Plan and the C-Cube Microsystems Inc. Director Stock Option Plan (the "Plans").

In connection with this opinion, we have examined the Registration Statement, the Plans, the Company's restated certificate of incorporation and bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans and the Registration Statement, will be validly issued, fully paid and nonassessable (except as to any shares of Common Stock that may be issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By: /s/ David A. Lipkin
    ---------------------------------
        David A. Lipkin, Esq.